Exhibit 10.2

HARMONY BIOSCIENCES MANAGEMENT, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of April 14, 2026 (the “Effective Date”), is made by and between Harmony Biosciences Management, Inc., a Delaware corporation (the “Company”), and Glenn Reicin (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive mutually desire to employ the Executive under the terms and conditions set forth herein, effective as of the Effective Date.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

Article I.
EMPLOYMENT AND DUTIES
Section 1.01Employment and Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence upon the date of the hire, on or about April 14, 2026 (the “Commencement Date”), and shall continue until the occurrence of a termination event as described in this Agreement.
Section 1.02Position and Duties. The Executive shall, during the Term, serve as Executive Vice President, Chief Financial Officer of the Company, and shall report directly to the Company’s Chief Executive Officer (“CEO”). The Executive shall have the duties and responsibilities customarily associated with such position and will perform such other duties or serve in such other capacities as reasonably directed by the Board from time to time consistent with his position(s) hereunder. The Executive shall be a remote employee and shall perform his duties primarily from his home office. Notwithstanding the foregoing, the Executive acknowledges and agrees that his duties may require travel from time to time, including periodic travel to the Company’s principal offices located in Plymouth Meeting, PA, as reasonably requested by the Company.
Section 1.03Scope. The Executive will devote substantially all of his business time, attention, skills and efforts to the performance of his duties. The Executive acknowledges that his duties and responsibilities require the Executive’s full-time business efforts, and agrees, except with the prior written consent of the Board, which shall not be unreasonably withheld, to not engage in any other business activity or interests which materially interfere or conflict with the performance of the Executive’s duties; provided, however, the Executive shall not be prohibited from managing the Executive’s personal investments or engaging in charitable, educational (including lectures and speaking engagements) or civic activities so long as such management or activities do not materially interfere or conflict with the performance of the Executive’s duties.

Article II.
COMPENSATION AND BENEFITS
Section 2.01Base Salary. During the Term, the Company will pay the Executive a base salary (the “Base Salary”) of $500,000 per year, pro-rated for partial years of service, in accordance with the Company’s standard payroll practices and procedures. The Base Salary will be reviewed annually by the Board of Directors or, if applicable, its Compensation Committee (as the case may be, the “Board”) of Harmony Biosciences Holdings, Inc., a Delaware corporation and the sole member of the Company (the “Parent”), but may only be decreased during the Term in connection with a one-time across-the-board annual base salary reduction of the other members of the Company’s senior management team of no more than 10% (in which case such increased or decreased amount shall be the “Base Salary”).
Section 2.02Bonus. During the Term, the Executive shall be eligible to receive annual discretionary bonuses in the form of short-term cash incentive compensation (the “Short Term Incentive”), in an amount (if any) to be determined by the Board or its Compensation Committee, in its sole, nonreviewable discretion, based upon the Executive’s performance meeting individual goals and objectives established by the Board and CEO to meet the growth strategy of the Company, as well as the Company’s overall performance. Without limiting the generality of the Board’s (or the Compensation Committee’s) discretion, the Executive’s target Short Term Incentive per annum shall be 50% of the Executive’s Base Salary (the “Target Bonus”). Any Short Term Incentive shall be deemed earned on the date it is paid, provided, however, that, except as otherwise provided in Article III of this Agreement or applicable law, the Executive must be employed by the Company on the date the Short Term Incentives are paid in order for the Executive to be entitled to receive any payment of Short Term Incentive. The payment of the Short Term Incentive (if any) will be determined in the Company’s sole discretion and paid to the Executive (to the extent payable) on the date on which annual bonuses are paid generally to the Company’s senior executives; however, in no event will any Short Term Incentive be paid later than March 15th following the year to which it pertains.
Section 2.03Parent Equity. On, or within 30 days following Commencement Date, Parent will grant to the Executive a stock option to purchase Parent’s common stock (the “Initial Option Award”).  The Initial Option Award will have an aggregate grant date fair value of $3,000,000, a per-share exercise price equal to the fair market value of a share of Parent’s common stock on the applicable grant date, and will vest and become exercisable with respect to 25% of the underlying shares on the first anniversary of the grant date and as to 75% of the underlying shares on a quarterly basis thereafter until the fourth anniversary of the grant date, subject to continued service through the applicable vesting date.  The Initial Option Award will be subject to the terms of the Harmony Biosciences Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) and an award agreement to be entered into between Parent and the Executive. Beginning in the calendar year 2027, Executive shall be eligible to participate in the Company’s annual long-term incentive equity program.
Section 2.04Expenses. Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, including airfare and other approved travel expenses as provided for in the Company’s standard travel policies and procedures.
Section 2.05Phone and Cable Allowance. During the Term, while the Executive is a remote employee, the Executive will receive $150 per calendar month for a phone and cable allowance.
Section 2.06Other Company Benefits. During the Term, the Executive shall be eligible to participate in all employee benefit plans and programs maintained by the Company that are available to Company management personnel of comparable responsibilities, subject to the terms and conditions of such plans and programs which may be amended from time to time by the Company.
Section 2.07Vacation. During the Term, the Executive shall be entitled to accrue up to 15 paid vacation days in each full calendar year, which shall be accrued ratably at a rate of 1.25 days per full calendar month. In other respects, the Company’s vacation policies and practices shall apply to vacations. Additionally, the Executive shall be entitled to accrue up to 6 paid personal days in each full calendar year, which shall be accrued ratably at a rate of 0.5 days per full calendar month. The Executive shall also be entitled to all paid holidays given by the Company generally to its executives. Unless otherwise required by law or express, written Company policy,  any accrued, unused vacation days remaining on the Termination Date (as defined, below) shall be forfeited and the Executive shall not be paid therefore. Notwithstanding the foregoing sentence, the Company may, as determined in its sole discretion, permit the Executive to carry over some, all or none of any accrued unused vacation days from one calendar year into the next calendar year during the Executive’s employment with the Company.
Article III.
TERMINATION
Section 3.01Termination of Employment. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon his death.
(b)Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the reasonable request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company and to whom the Executive or the Executive’s guardian has no reasonable objection opining as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification.

If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3.01(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.
(c)Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. “Cause” shall exist with respect to the Executive for purposes of this Agreement if the Company reasonably determines in good faith that the Executive has:
(i)willfully failed to perform his material duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), if the Executive fails to cure such breach within 30 days after the Executive’s receipt of written notice of such breach from the Company (provided such breach is curable as reasonably determined by the Company in good faith);
(ii)willfully failed to comply with any valid and legal directive of the CEO, if the Executive fails to cure such breach within 30 days after the Executive’s receipt of written notice of such breach from the Company (provided such breach is curable as reasonably determined by the Company in good faith);
(iii)engaged in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or any of its affiliates or any member of the Company Group (as defined below);
(iv)embezzled, misappropriated funds or other assets or committed fraud, whether or not related to the Executive’s employment with the Company;
(v)been convicted of or pleaded guilty or nolo contendere in respect of any crime that constitutes a felony (or state law equivalent) or any other crime that constitutes a misdemeanor involving theft or dishonesty, or that disqualifies Executive from fully serving in his role under SEC or NASDAQ rules, whether or not related to the Executive’s employment with the Company;
(vi)willfully violated a material policy of the Company which was previously provided or made available to the Executive, if the Executive fails to cure such breach within 30 days after the Executive’s receipt of written notice of such breach from the Company (provided such breach is curable as reasonably determined by the Company in good faith); and/or
(vii)materially breached any material obligation under this Agreement, if the Executive fails to cure such breach within 30 days after the Executive’s receipt of written notice of such breach from the Company (provided such breach is curable as reasonably determined by the Company in good faith).

Notwithstanding anything to the contrary contained herein, if the Executive is terminated by the Company for Cause under any subsection, but an arbitrator or court makes a determination, which determination is not subject to further appeal or after any right to appeal has expired, that adequate grounds for Cause did not exist, then such termination shall be deemed a termination without Cause for all purposes hereunder.

(d)Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause with 14 days’ notice. A termination without Cause is any termination that does not: (i) constitute a termination by the Company for Cause under Section 3.01(c); (ii) result from the death or disability of the Executive under Sections 3.01(a) or (b); or (iii) result from the Executive’s resignation for any reason (including, without limitation, Executive’s resignation with or without Good Reason and any Accelerated Resignation (each, as defined below)).
(e)Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to with or without Good Reason, subject to applicable notice periods and requirements as set forth herein. “Good Reason” means, for purposes of this Agreement, the occurrence of any one or more of the following events without the Executive’s prior written consent: (i) the assignment to the Executive of any duties materially and adversely inconsistent with the Executive’s position, duties and responsibilities (including reporting relationships or status with the Company), or a material reduction in the scope of the Executive’s duties or responsibilities (including reporting relationships), or in the Executive’s position or title; (ii) a material reduction in the Executive’s Base Salary and/or Target Bonus, except for across-the-board annual base salary reductions or target bonus reductions for the Company’s senior executives; (iii) the Company’s requiring the Executive to relocate his principal work location to the Company’s principal executive office or such other location more than 35 miles from his then-current home (except for required travel on business for the Company Group); (iv) in the case of a Change in Control (as defined in the Plan), the failure of the Company to cause a successor entity to assume and agree to perform this Agreement; or (v) any material breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, the Executive’s employment will not be deemed to have resigned for Good Reason unless (A) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (B) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (C) the effective date of the Executive’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.
(f)Notice of Termination. Except for termination as specified in Section 3.01(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall not mean the Company’s notice to the Executive of a potential breach that could give rise to a “Cause” termination under Section 3.01(c)(i), (ii), (vi), or (vii).
(g)Termination Date. “Termination Date” shall mean: (i) if the Executive’s employment is terminated on account of his death under Section 3.01(a), the date of his death;

(ii) if the Executive’s employment is terminated on account of disability under Section 3.01(b) or by the Company for Cause under Section 3.01(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3.01(d), the date that occurs 14 days after the Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3.01(e) without Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3.01(e) with Good Reason, the effective date of such termination as determined under Section 3.01(e) with respect to a termination with Good Reason. Notwithstanding the foregoing, in the event that the Executive resigns for any reason (other than a resignation with Good Reason) and gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Termination Date to any earlier effective date (an “Accelerated Resignation”) and such Accelerated Resignation shall not result in or be treated as a termination by the Company as of such earlier effective date for purposes of this Agreement.
Section 3.02Accrued Obligations. In the event of any termination of the Executive’s employment pursuant to Section 3.01 above, the Executive shall be entitled to receive his Accrued Obligations. As used in this Agreement, “Accrued Obligations” shall mean: (i) the Executive’s earned but unpaid Base Salary through the Termination Date and accrued but unused vacation if consistent with Company policy; (ii) any unpaid expense or other reimbursements due pursuant to Section 2.04 hereof; and (iii) vested employee benefits in accordance with the terms of the applicable employee benefit plans.
Section 3.03Compensation in the Event of Termination Without Cause or by the Executive With Good Reason not in Connection with a Change in Control. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3.01(d), or the Executive terminates his employment for Good Reason as provided in Section 3.01(e), then the Company shall pay the Executive his Accrued Obligations. In addition, subject to the Executive signing a general release and waiver of claims in favor of the Company, the other members of the Company Group and related persons and entities substantially in the form attached hereto as Exhibit A (the “General Release Agreement”) and the General Release Agreement becoming irrevocable, all within 60 days after the Termination Date or such later date as may be agreed to by the Parties, and further subject to the Executive’s compliance with the Restrictive Covenant Agreement (as defined below), the Executive shall be entitled to receive:
(a)a cash amount equal to 12 months of the annual Base Salary as in effect immediately prior to the Termination Date, paid in substantially equal installments as salary continuation for the 12 months immediately following the Termination Date (such 12-month period, the “Severance Period”) in accordance with the Company’s normal payroll practices, provided that notwithstanding the foregoing, in no event shall any installment of such severance payments be paid prior to the 60th day following the Executive’s Termination Date (the “Delayed Start Date”) and any such installment that otherwise would have been paid between the Executive’s Termination Date and the Delayed Start Date shall instead be paid in a lump sum on the Delayed Start Date (without interest);
(b)Subject to the Executive’s timely election of continuation coverage under Code Section 4980B (“COBRA”), payment or reimbursement (as applicable) for the full amount of the premiums for the Executive’s medical, dental and vision insurance coverage under the Company’s group health plans, during the Severance Period (or until the date the Executive is eligible for medical, dental and vision benefits by another employer, if earlier), to the same extent that the Company paid for such coverage immediately prior to the Executive’s termination, in a manner intended to avoid any excise tax under Code Section 4980D, subject to the eligibility requirements and other terms and conditions of such insurance coverage;
(c)Outplacement services consistent with those services customarily provided by the Company to its key employees for up to 12 months immediately following the Termination Date or the date on which the Executive obtains other full-time employment, whichever occurs first; and
(d)any portion of the Executive’s Short Term Incentive actually earned with respect to the prior calendar year that remains unpaid on the Termination Date (if any), payable within 60 days following the Termination Date.
(e)For the sake of clarity, the payments and benefits set forth under this Section 3.03 and Section 3.04 below shall be in lieu of, and Executive is not entitled to, any payments or benefits under the Harmony Biosciences, LLC Separation Plan, dated as of June 23, 2020 (the “Company Separation Plan”).
Section 3.04Additional Compensation in the Event of Terminations in Connection with a Change in Control.
(a)Subject to the terms of this Agreement, if during the 12 month period following a Change in Control (as defined in the Plan) or 60-day period preceding a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3.01(d), or the Executive terminates Executive’s employment for Good Reason as provided in Section 3.01(e), then, in addition to the benefits provided for in Section 3.03, and subject to the Executive’s timely execution and non-revocation of the General Release Agreement and the General Release Agreement becoming irrevocable, all within 60 days after the Termination Date or such later date as may be agreed to by the Parties, and further subject to the Executive’s compliance with the Restrictive Covenant Agreement: (i) the Executive’s Target Bonus for the calendar year that includes the Termination Date, pro-rated by multiplying the Target Bonus by a fraction the numerator of which is the number of days elapsed in the calendar year to and including the Termination Date and the denominator of which is 365, payable in a lump sum within 15 days following the later of a Change in Control or the Termination Date; and (ii) the remaining unvested portion of the Initial Option Award shall vest in full.
Section 3.05Resignation from Positions. Upon the termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from each officer or director position held with the Company and its affiliates as of the Termination Date, including any position on the Board, unless otherwise agreed by the Company.

Article IV.
RESTRICTIVE COVENANTS
Section 4.01Restrictive Covenant Agreement.  As a condition to employment with the Company and the terms and benefits offered in this Agreement, the Executive agrees to sign and comply with the Confidentiality and Non-Competition Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit B.
Article V.
MISCELLANEOUS
Section 5.01Withholding. The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to the Executive.
Section 5.02Section 409A.
(a)Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A or shall comply with the requirements of such provision.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate reasonably to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, while endeavoring to maintain the intended economic benefits of the Agreement.
(b)Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of the Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of the Executive’s death.
(c)“Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, the Executive’s “separation from service” as defined by Section 409A. After any Termination Date, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.  If any payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year.
(d)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Section 5.03Merger Clause; Effectiveness. As of the Commencement Date, this Agreement (together with exhibits attached hereto) contains the complete, full, final and exclusive understanding between the Executive and the Company as to its subject matter hereof and supersedes and replaces any prior term sheets, understandings or agreements between the Executive and the Company (and its affiliates).
Section 5.04Assignment.
(a)This Agreement is personal to the Executive. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. For purposes of this Section, consent on the part of the Company means the written, signed consent of the Board. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
(b)Notwithstanding the foregoing Section 5.04(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any earned and unpaid amounts would otherwise still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.

Section 5.05Dispute Resolution. Except as provided in the last sentence of this Section, to the fullest extent permitted by law, the Company and the Executive agree to waive their rights to seek remedies in court, including any right to a jury trial. The Company and the Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement or the Executive’s employment with the Company, will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act. 9 U.S.C. section 1 et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the JAMS (f/k/a the Judicial Arbitration and Mediation Service) (“JAMS”) pursuant to its then current JAMS Employment Arbitration Rules & Procedures (a copy of which is available through JAM’S website, www.jamsadr.org) (the “JAMS Rules”). Notwithstanding anything to the contrary in the JAMS Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in Philadelphia, Pennsylvania or any other location mutually agreed to by the parties hereto. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single JAMS arbitrator, mutually selected by the parties, as provided for by the JAMS Rules. If required by law or if determined by the mediator or arbitrator, the Company will be responsible for the JAMS charges, including the costs of the mediator and arbitrator, otherwise the parties will share such charges equally. The Company and the Executive agree that the arbitrator shall apply the substantive law of Pennsylvania to all state law claims and federal law to any federal law claims and that discovery shall be conducted in accordance with the JAMS Rules or as otherwise permitted by law as determined by the arbitrator. The arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and the Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Philadelphia, Pennsylvania at the time the award is rendered or as otherwise provided by law. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of Pennsylvania. Each party shall bear its own legal and other fees and expenses in the event of a dispute hereunder.
Section 5.06GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF PENNSYLVANIA, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
Section 5.07Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any other right or power. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement.
Section 5.08280G; Limitations on Payments.
(a)Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 3.03 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In all cases, if there are any reductions to the Total Payments under this paragraph, the reduction shall be performed in a manner which results in the greatest after-tax amount being retained by the Executive and in manner which comports with Section 409A.
(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company (provided however that Independent Advisors may not without the Executive’s written consent be the firm which serves as the auditor for the ultimate parent of the entity acquiring the Company) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
Section 5.09Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 5.10Survival. The rights and obligations of the parties under the provisions of this Agreement that relate to post-termination obligations shall survive and remain binding and enforceable, notwithstanding the expiration of the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
Section 5.11Notices. All notices and other communications required or permitted by this Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) emailed, mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Company, at its principal office, and if to the Executive, at the Executive’s last address on file with the Company. Either party may change such address from time to time by notice to the other.
Section 5.12Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
Section 5.13Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
Section 5.14Contingencies. This Agreement, and Executive’s employment and continued employment, is contingent upon the following: (a) the Company’s receipt of satisfactory results to a standard pre-employment drug screen; (b) the Company’s receipt of satisfactory results to a full pre-employment background check; (c) there being no obligations (disclosed or undisclosed) to any third party, including Executive’s current or prior employer, that would prohibit or purport to prohibit Executive from performing any of Executive’s duties for the Company, in each case as determined by the Company; and (d) the Company’s receipt of proper authorization for Executive to work in the U.S., and Executive’s successful completion and/or satisfaction in a timely manner of any registration, licensing, and/or certification requirements necessary for Executive’s role.  If any of the foregoing contingencies is not satisfied, this Agreement shall be null and void, and the Company shall have no further obligations to Executive.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

HARMONY BIOSCIENCES MANAGEMENT, INC.

By: _____/s/ Jeffrey Dayno____

Name:Jeffrey Dayno

Title:President and Chief Executive Officer

By: ____/s/ Glenn Reicin_____

Name:Glenn Reicin

(Signature Page to Executive Employment Agreement)

Exhibit A

GENERAL RELEASE AND WAIVER
1.	Release. For good and valid consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Harmony Biosciences Holdings, Inc. and Harmony Biosciences Management, Inc. (together, the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq; Connecticut's whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut's free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut's minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers' compensation statute, Conn. Gen. Stat. Ann. § 31-290a, and any other foreign, federal, state or local statute, ordinance, executive order, regulation or constitution regarding employment, termination of employment, discrimination, harassment, retaliation, health and safety, privacy, notice, or wage and hour matters.
2.	Claims Not Released. Notwithstanding the foregoing, this General Release (this “Release”) shall not operate to release any rights or claims of the undersigned (i) to the Company’s obligations to provide payments or benefits under the Employment Agreement (the “Employment Agreement”), by and between the undersigned and the Company, effective as of April 14, 2026, to which this Release is attached (including as set forth in Sections 3.02, 3.03 and 3.04 thereof); (ii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company; (iii) to file a claim for unemployment or workers’ compensation benefits; (iv) to engage in any Protected Activities (as defined below) and any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state, or local authorities; (v) to any Claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company or for coverage under any applicable contract of directors and officers liability insurance; or (vi) to any Claims which cannot be waived by an employee under applicable law.
3.	Unknown Claims.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.	Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local government agency or commission; provided, however, the undersigned releases and waives the undersigned’s right to receive damages or other relief in connection with any such matter to the maximum extent permitted by applicable law; (ii) reporting to, communicating with, cooperating with, providing information to, or receiving any monetary reward or bounty from any federal, state or local government agency, including, but not limited to, the EEOC, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Company; (iii) testifying pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or making any truthful statements or disclosures required by law, regulation or legal process; (iv) exercising any rights the undersigned may have under Section 7 of the U.S. National Labor Relations Act; and (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the undersigned has reason to believe is unlawful. Further, the undersigned acknowledges that the Company has provided the undersigned notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.” The activities or rights described in this Section 4 shall be referred to as “Protected Activities.”
5.	Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
6.	No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
7.	No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
8.	OWBPA. The undersigned, in consideration of the payments provided to the undersigned as described in the Employment Agreement (including as set forth in Sections 3.02, 3.03 and 3.04 thereof), agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Workers Benefit Protection Act, the undersigned is hereby advised as follows:
(a)	the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(b)	the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this

Release, nor does the Release prevent the undersigned from challenging the knowing and voluntary waiver of the Release under the Older Workers Benefit Protection Act;

(c)	the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(d)	the Company advises the undersigned that the undersigned has a right to and should consult with an attorney prior to executing this Release;

(e)	the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(f)	the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to Harmony Biosciences’ General Counsel, via electronic mail at legal@harmonybiosciences.com, on or before 11:59 p.m. Eastern time on the seventh day after this Release is executed by the undersigned.

9.	Governing Law. This Release is deemed made and entered into in the State of Pennsylvania, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Pennsylvania, to the extent not preempted by federal law.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Glenn Reicin

Exhibit B

Confidentiality and Non-Competition Agreement

[see attached]